Exhibit 10.1.6

                         AMENDMENT DATED AUGUST 7, 1998
                                       TO
                              WTD INDUSTRIES, INC.

                             1996 STOCK OPTION PLAN


         The WTD Industries, Inc. 1996 Stock Option Plan (the "Plan") is hereby amended as follows: Section 4.1 of the Plan is amended to read as follows:

                  4.1  Authorized Number of Shares.

                           Subject to  adjustment  as provided in Section 9.1, a
                  maximum of 1,425,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

         The effective date of such amendment shall be August 7, 1998, the date of the adoption of such amendment by the Board of Directors of the corporation, unless the shareholders of the corporation fail to approve such amendment.